EXHIBIT 23.1



                         Consent of Independent Auditors

We consent to the incorporation by reference in (1) the Registration Statements (Form S-8) pertaining to the 1998 Stock Option Plan, 1997 Employee Stock Purchase Plan, and the 1990 Incentive Plan of ClearOne Communications, Inc. (formerly Gentner Communications Corporation) and (2) the Registration Statement (No. 333-96915) on Form S-3, of our report dated August 9, 2002 (except note 20 as to which the date is August 27, 2002) with respect to the consolidated financial statements of ClearOne Communications, Inc. (formerly Gentner Communications Corporation) included in the Annual Report (Form 10-K) for the year ended June 30, 2002.


Salt Lake City, Utah
September 20, 2002